Exhibit 99.1

NEWS RELEASE

CAMBREX ANNOUNCES SIGNIFICANT NEW SUPPLY AGREEMENT

East Rutherford, NJ – August 14, 2012 – Cambrex Corporation (NYSE: CBM, “Cambrex”) announced that it has entered into an agreement to supply an active pharmaceutical ingredient for a customer’s Phase 3 program during 2013 and 2014.  Under this non-exclusive supply arrangement, Cambrex will manufacture and deliver Phase 3 and pre-launch quantities of this product candidate.

This agreement is expected to contribute over $20 million to 2013 revenues and potentially more in 2014 depending on regulatory developments, the timing of completion of Cambrex’s capacity expansion related to this opportunity and meeting key product delivery milestones.  The agreement does not impact sales or profits in 2012 and does not include any commitments beyond 2014.  While there are certain protections built into the agreement related to early termination, the extent of this project’s contribution to Cambrex is contingent upon our customer’s Phase 3 program not being terminated or meaningfully reduced for any reason.

Shawn Cavanagh, Chief Operating Officer, said, “We are privileged to partner with this important new customer on such a significant project and are excited about successfully executing our capacity expansion so we can help our customer get this product candidate to market as quickly as possible.  Our customers routinely cite our excellent quality systems, regulatory record and experienced personnel as reasons for awarding us business, and each of these factors played a role in Cambrex being chosen for this project.  We continue to be excited about the pipeline of opportunities in front of us and are focused on making sure we have the resources in place to facilitate ongoing growth.”

In order to meet the demand under the new agreement, Cambrex will invest significant capital over the remainder of 2012 and in early 2013 to expand our multipurpose large scale cGMP assets.  Consequently, the Company is revising its previously announced guidance for 2012 capital expenditures.  Capital expenditures are now expected to be between $33 and $36 million in 2012 compared to prior guidance of $16 to $19 million.  Capital expenditures related to this expansion, which includes concurrent investment in local manufacturing capacity to support other important growth initiatives, are expected to total approximately $19 million, with the majority occurring in 2012 and the balance occurring in early 2013.  The agreement provides for a $9.5 million reservation fee to be paid to Cambrex within the next month as an advance against revenues to be earned in 2013.

Conference Call and Webcast

A Conference Call to discuss this release will begin at 8:30 a.m. Eastern Time on Wednesday, August 15, 2012 and last approximately 45 minutes.  Those wishing to participate should call 1-888-452-4024 for domestic and +719-325-2451 for international.  Please use the pass code 5569134 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Wednesday, August 22, 2012 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 5569134 to access the replay.

Forward Looking Statements

This press release contains “forward-looking statements,” including, without limitation, statements regarding the timing and amount of expected revenues and capital expenditures in 2012, 2013 and 2014 relating to the non-exclusive supply agreement described above, the Company’s expectation that capital expenditures will be between $33 and $36 million in 2012 and that capital expenditures relating to the project described in this press release will be approximately $19 million in total.  These and other forward-looking statements in this press release may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Each forward-looking statement contained herein is based on current plans and expectations and is subject to risks and uncertainties that could cause actual outcomes and results to differ materially from those expressed or implied by such forward-looking statements.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements.  In addition, there are a number of other risks related to the agreement and project described in this press release, including that we will be required to expend significant resources to expand the capacity of our manufacturing facilities without any assurance that this new agreement will generate revenue beyond 2014, that our customer’s product candidate will be successful in Phase 3 trials or obtain the necessary regulatory approvals to commercialize the product candidate, that our customer’s Phase 3 program will not be terminated early, that anticipated quantities will not be meaningfully reduced, that the planned Phase 3 and pre-launch activities will proceed on the timeline anticipated, if at all, that our expansion will proceed on the anticipated timeline without disruption to existing customers or our new customer and our ability and our customer’s ability to meet key product delivery milestones.  We caution investors and potential investors not to place considerable reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Investor Contact:	Gregory P. Sargen
Executive Vice President & Chief Financial Officer
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com

Media Contact:	William Haskel
Sr. Vice President & General Counsel
Phone:	201.804.3005
Email:	bill.haskel@cambrex.com

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